Exhibit 8.2

March 11, 2019

Boards of Directors
First Mutual of Richmond, Inc.
Richmond Mutual Bancorporation, Inc.
First Bank Richmond
Richmond Mutual Bancorporation, Inc. (Md.)
31 N. 9th Street
Richmond, Indiana 47374

Ladies and Gentlemen:

You have requested our opinion regarding the Indiana income tax consequences, which will result from the conversion of First Mutual of Richmond, Inc., a Delaware non-stock mutual holding company (the Mutual Holding Company) into the capital stock form of organization (the Conversion) to be effected pursuant to the terms of the Plan of Reorganization and Stock Offering of the Mutual Holding Company dated February 6, 2019 (the Plan), and the integrated transactions described in the Federal Tax Opinion (the Federal Opinion) prepared by Silver, Freedman, Taff & Tiernan, LLP (Counsel).

Our opinion is limited solely to Indiana state income tax consequences and will not apply to any other taxes, jurisdictions, transactions or issues.

In rendering the opinion set forth below, we have relied on the Federal Opinion of Counsel related to the federal tax consequences of the Conversion and the Plan, without undertaking to verify the federal tax consequences by independent investigation. Our opinion is subject to the truth and accuracy of certain representations made by you to us and Counsel and the consummation of the proposed conversion in accordance with the terms of the Plan. All capitalized terms used, but not defined herein, shall have the meanings assigned to them in the Plan.

Should it finally be determined the facts and federal income tax consequences are not as outlined in the Federal Opinion, the Indiana income tax consequences and our Indiana Income Tax Opinion could differ from what is contained herein.

Our opinion is based upon the existing provisions of the Indiana Code (the Ind. Code) Title 6, Article 5.5, and regulations thereunder, and existing court decisions (collectively, the Current Tax Law), any of which could be changed at any time. Any such changes may be retroactive and could significantly modify the statements and opinions expressed herein. Similarly, any change in the facts and assumptions stated below, upon which this opinion is based, could modify the conclusions. This opinion is as of the date hereof, and as of the effective date of the Registration Statement filed by the Holding Company with the SEC, assuming there is no change in the Current Tax Law or in any of the facts and assumptions set forth in this opinion. We assume no obligation to advise you of any change in any matter considered herein.

This opinion is being furnished only for you and your respective shareholders who purchase shares in the offering in connection with the Conversion, and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

We opine only as to the matters we expressly set forth, and no opinions should be inferred as to any other matters or as to the tax treatment of the transactions that we do not specifically address. We express no opinion as to laws and regulations of any jurisdictions other than Indiana or as to factual or legal matters other than as set forth herein.

Boards of Directors

March 11, 2019

Discussion Related to Indiana Tax Consequences

Indiana tax law does not specifically adopt any tax-free reorganization or tax-free capital contribution provisions of the Internal Revenue Code of 1986, as amended (the Code). However, Indiana defines, as referenced in their Articles, the term “Internal Revenue Code” as the Internal Revenue Code of 1986, as amended and in effect on February 11, 2018. (Ind. Code §6-3-1-11) Therefore, Indiana, per its definition of the Internal Revenue Code, conforms to the rules of Internal Revenue Code §368. Indiana imposes a tax measured by the “adjusted gross income” of each corporation, the beginning point of which is taxable income, as defined by §63 of the Internal Revenue Code. (Ind. Code §6-5.5-1-2) The Federal Opinion, which states no income or loss is recognized for federal income tax purposes by any of the parties participating in the conversion described above, provides the basis upon which we conclude the aforementioned Indiana statutes and regulations hold that such Conversion results in no gain or loss. In addition, as it relates to individual taxpayers, Indiana imposes tax on “adjusted gross income”, which is equal to taxable income as defined by Section 62 of the Internal Revenue Code, with certain modifications. (Ind. Code §6-3-1-3.5)

Opinions

Accordingly, based upon the facts and representation stated herein and the existing law, it is the opinion of BKD, LLP regarding the Indiana income tax consequences of the planned conversion and reorganization:

1.	The MHC Merger of the Mutual Holding Company with and into the Mid-Tier Holding Company will qualify as a tax-free reorganization within the meaning of IRC §368(a)(1)(A). Indiana conforms to the Internal Revenue Code of 1986, as amended and in effect on February 11, 2018. (Ind. Code §6-3-1-11)

2.	The constructive exchange of the Eligible Account Holders’ and Supplemental Eligible Account Holders’ voting and liquidation rights in the Mutual Holding Company for liquidation interests in the Mid-Tier Holding Company in the MHC Merger will satisfy the continuity of interest requirement of §1.368-1(b) of the Treasury Regulations. (See Rev. Rul. 69-3, 1969-1 C.B. 103, and Rev. Rul. 69-646, 1969-2 C.B. 54) Indiana conforms to the Internal Revenue Code of 1986, as amended and in effect on February 11, 2018. (Ind. Code §6-3-1-11)

3.	The Mutual Holding Company will not recognize any gain or loss on the transfer of its assets to the Mid-Tier Holding Company and the Mid-Tier Holding Company's assumption of its liabilities, if any, in constructive exchange for liquidation interests in the Mid-Tier Holding Company or on the constructive distribution of such liquidation interests to the members of Mutual Holding Company who are Eligible Account Holders or Supplemental Eligible Account Holders of the Bank. (IRC §§361(a), 361(c) and 357(a)) Indiana conforms to the Internal Revenue Code of 1986, as amended and in effect on February 11, 2018. (Ind. Code §6-3-1-11)

4.	No gain or loss will be recognized by the Mid-Tier Holding Company upon the receipt of the assets of the Mutual Holding Company in the MHC Merger in exchange for the constructive transfer of liquidation interests in the Mid-Tier Holding Company to the members of Mutual Holding Company who are Eligible Account Holders and Supplemental Eligible Account Holders. (IRC §1032(a)) Indiana conforms to the Internal Revenue Code of 1986, as amended and in effect on February 11, 2018. (Ind. Code §6-3-1-11)

5.	Eligible Account Holders and Supplemental Eligible Account Holders will recognize no gain or loss upon the constructive receipt of liquidation interests in the Mid-Tier Holding Company in exchange for their voting and liquidation rights in the Mutual Holding Company. (IRC §354(a)) Indiana conforms to the Internal Revenue Code of 1986, as amended and in effect on February 11, 2018. (Ind. Code §6-3-1-11)

Boards of Directors

March 11, 2019

6.	The basis of the assets of the Mutual Holding Company to be received by the Mid-Tier Holding Company in the MHC Merger will be the same as the basis of such assets in the hands of the Mutual Holding Company immediately prior to the transfer. (IRC §362(b)) Indiana conforms to the Internal Revenue Code of 1986, as amended and in effect on February 11, 2018. (Ind. Code §6-3-1-11)

7.	The holding period of the assets of the Mutual Holding Company to be received by the Mid-Tier Holding Company in the MHC Merger will include the holding period of those assets in the hands of the Mutual Holding Company immediately prior to the transfer. (IRC §1223(2)) Indiana conforms to the Internal Revenue Code of 1986, as amended and in effect on February 11, 2018. (Ind. Code §6-3-1-11)

8.	The Mid-Tier Merger of the Mid-Tier Holding Company with and into the Holding Company will constitute a mere change in identity, form or place of organization within the meaning of IRC §368(a)(1)(F) and will qualify as a tax-free reorganization within the meaning of IRC §368(a)(1)(F). Indiana conforms to the Internal Revenue Code of 1986, as amended and in effect on February 11, 2018. (Ind. Code §6-3-1-11)

9.	The constructive exchange of the Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in the Mid-Tier Holding Company for interests in the Liquidation Account of the Holding Company will satisfy the continuity of interest requirement of §1.368-1(b) of the Treasury Regulations (See Rev. Rul. 69-3, 1969-1 C.B. 103, and Rev. Rul. 69-646, 1969-2 C.B. 54). Indiana conforms to the Internal Revenue Code of 1986, as amended and in effect on February 11, 2018. (Ind. Code §6-3-1-11)

10.	The Mid-Tier Holding Company will not recognize any gain or loss on the transfer of its assets to the Holding Company and the Holding Company's assumption of its liabilities in the Mid-Tier Merger pursuant to which Eligible Account Holders and Supplemental Eligible Account Holders will receive interests in the Liquidation Account of the Holding Company in exchange for their liquidation interests in the Mid-Tier Holding Company. (IRC §§361(a), 361(c) and 357(a)) Indiana conforms to the Internal Revenue Code of 1986, as amended and in effect on February 11, 2018. (Ind. Code §6-3-1-11)

11.	No gain or loss will be recognized by the Holding Company upon the receipt of the assets of the Mid-Tier Holding Company in the Mid-Tier Merger. (IRC §1032(a)) Indiana conforms to the Internal Revenue Code of 1986, as amended and in effect on February 11, 2018. (Ind. Code §6-3-1-11)

12.	Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon their constructive exchange of their liquidation interests in Mid-Tier Holding Company for interests in the Liquidation Account of Holding Company. (IRC §354) Indiana conforms to the Internal Revenue Code of 1986, as amended and in effect on February 11, 2018. (Ind. Code §6-3-1-11) Also, in the case of all individuals, adjusted gross income is equal to taxable income as defined by IRC §62, with certain modifications. (Ind. Code §6-3-1-3.5) ) Indiana’s statutes do not provide for a modification related to IRC §354.

13.	The basis of the assets of the Mid-Tier Holding Company to be received by the Holding Company in the Mid-Tier Merger will be the same as the basis of such assets in the hands of the Mid-Tier Holding Company immediately prior to the transfer. (IRC §362(b)) Indiana conforms to the Internal Revenue Code of 1986, as amended and in effect on February 11, 2018. (Ind. Code §6-3-1-11)

Boards of Directors

March 11, 2019

14.	The holding period of the assets of the Mid-Tier Holding Company to be received by the Holding Company in the Mid-Tier Merger will include the holding period of those assets in the hands of the Mid-Tier Holding Company immediately prior to the transfer. (IRC §1223(2)) Indiana conforms to the Internal Revenue Code of 1986, as amended and in effect on February 11, 2018. (Ind. Code §6-3-1-11)

15.	It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Conversion Stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Conversion Stock. (Section 356(a) of the Code.) Gain, if any, realized by the aforesaid account holders and members will not exceed the fair market value of the subscription rights distributed. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not recognize any gain as the result of the exercise by them of nontransferable subscription rights. (Rev. Rul. 56-572, 1956-2 C.B. 182.) Indiana conforms to the Internal Revenue Code of 1986, as amended and in effect on February 11, 2018. (Ind. Code §6-3-1-11) Also, in the case of all individuals, adjusted gross income is equal to taxable income as defined by IRC §62, with certain modifications. (Ind. Code §6-3-1-3.5) Indiana’s statutes do not provide for a modification related to IRC §356(a).

16.	It is more likely than not that the fair market value of the benefit provided by the Bank Liquidation Account supporting the payment of the Liquidation Account in the event the Holding Company lacks sufficient net assets is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by the Holding Company or Eligible Account Holders and Supplemental Eligible Account Holders from the establishment or maintenance of the Bank Liquidation Account or the deemed distribution to the Holding Company for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders of rights in, or deemed distribution to Eligible Account Holders and Supplemental Eligible Account Holders of rights in, the Bank Liquidation Account in the Mid-Tier Merger. (IRC §356(a)) Indiana conforms to the Internal Revenue Code of 1986, as amended and in effect on February 11, 2018. (Ind. Code §6-3-1-11) Also, in the case of all individuals, adjusted gross income is equal to taxable income as defined by IRC §62, with certain modifications. (Ind. Code §6-3-1-3.5) Indiana’s statutes do not provide for a modification related to IRC §356(a).

17.	It is more likely than not that the basis of the Conversion Stock purchased in the Offering through the exercise of the nontransferable subscription rights will be the purchase price thereof. (IRC §1012) Indiana conforms to the Internal Revenue Code of 1986, as amended and in effect on February 11, 2018. (Ind. Code §6-3-1-11)

18.	The holding period of the Conversion Stock purchased pursuant to the exercise of subscription rights will commence on the date on which the right to acquire such stock was exercised. (IRC §1223(5)) Indiana conforms to the Internal Revenue Code of 1986, as amended and in effect on February 11, 2018. (Ind. Code §6-3-1-11)

19.	No gain or loss will be recognized by the Holding Company on the receipt of money in exchange for Conversion Stock sold in the Offering. (IRC §1032) Indiana conforms to the Internal Revenue Code of 1986, as amended and in effect on February 11, 2018. (Ind. Code §6-3-1-11)

If any of the facts contained in this opinion letter change it is imperative we be notified, in order to determine the effect on the Indiana income tax consequences, if any.

/s/ BKD, LLP

BKD, LLP